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EXHIBIT 23.1

KPMG LLP

(logo)	4200 Norwest Center 90 S. Seventh Street Minnesota, MN 55402

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Norwest Financial, Inc.:

We consent to the incorporation by reference in Registration Statement on Form S-3 of Norwest Financial, Inc. (the Company) of our report dated January 18, 2000, relating to the consolidated balance sheet of the Company as of December 31, 1999, and the related consolidated statements of income, comprehensive income, cash flows and stockholder's equity for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-K of the Company.

/s/  KPMG LLP

Minneapolis, Minnesota
March 15, 2000

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INDEPENDENT AUDITORS' CONSENT